Exhibit 99.1

Kineta Reports Full Year 2022 Financial Results and Provides Corporate Update

Opened a Phase 1/2 clinical study of VISTA Targeting KVA12123 for Advanced Solid Tumors

Initial Data Readout Anticipated by End of 2023

Successfully Completed the Reverse Merger with Nasdaq-listed Yumanity Therapeutics

SEATTLE — (March 31, 2023) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today financial results for the full-year ended December 31, 2022 and provided a corporate update.

“2022 was transformational for Kineta, culminating with the successful completion of our reverse merger with Nasdaq-listed Yumanity Therapeutics,” said Shawn Iadonato, Ph.D., Chief Executive Officer of Kineta. “We enter this year with tremendous progress advancing KVA12123 into clinical development, receiving IND clearance from the FDA, and initiating a first-in-human clinical trial of our VISTA blocking immunotherapy that addresses immune resistance in the tumor microenvironment. We look forward to sharing initial clinical data by the end of 2023 from this Phase 1/2 trial of KVA12123 in patients with advanced solid tumors.”

RECENT CORPORATE HIGHLIGHTS

•
Completed the reverse merger with Yumanity Therapeutics and commenced trading on Nasdaq under new ticker symbol “KA” on December 19, 2022.
•
Opened a Phase 1/2 clinical study evaluating KVA12123, Kineta’s novel anti-VISTA monoclonal antibody, in advanced solid tumors, anticipating 10 U.S. sites to participate in this clinical study.
•
Received U.S. Food and Drug Administration (FDA) acceptance of Kineta’s Investigational New Drug application (IND) to evaluate its VISTA blocking immunotherapy KVA12123 as a potential treatment for patients with advanced solid tumors.
•
Entered into a clinical trial collaboration and supply agreement with Merck (known as MSD outside the U.S. and Canada). Under this collaboration, Kineta will evaluate the safety, tolerability, pharmacokinetics and anti-tumor activity of KVA12123, its novel anti-VISTA monoclonal antibody, alone and in combination with KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1 therapy, in patients with advanced solid tumors. KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.
•
Presented preclinical data on KVA12123 and Kineta’s anti-CD27 agonist antibody pre-clinical program at the Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting.
•
Presented preclinical data on Kineta’s anti-CD27 agonist antibody pre-clinical program at the AACR Conference on Tumor Immunology and Immunotherapy.
•
Strengthened Kineta management team with addition of Keith Baker as Chief Financial Officer.
•
Initiated an “at-the-market” (ATM) equity offering program relating to sales of common stock with Jeffries, LLC.

ANTICIPATED FUTURE MILESTONES

•
Dose first patient in the combination arm (Part B) of the ongoing KVA12123 Phase 1/2 clinical study.
•
Report initial clinical data of KVA12123 by end of 2023.

2022 FINANCIAL HIGHLIGHTS

•
Cash position: As of December 31, 2022, cash was $13.1 million, compared to $11.1 million as of December 31, 2021. The increase was primarily due to net cash of $7.8 million received from Yumanity and $7.4 million net proceeds received from the private placement in connection with the reverse merger. The Company believes its cash and the committed proceeds pursuant to the second closing of the private placement expected on May 31, 2023 will be sufficient to fund operating expenses and capital expenditure requirements for a period of at least 12 months.
•
Research and development expense (R&D): Research and development expense was $15.9 million compared to $15.6 million for the prior year. The increase in R&D expense was primarily due to lower research activities related to KCP-506 as the Phase 1 clinical trial approached study completion during 2022, partially offset by higher KVA12123 activities in anticipation of initiating Phase 1 clinical trials in December 2022.
•
General and administrative expense: General and administrative expense was $8.7 million compared to $4.6 million for the prior year. The increase was primarily due to higher personnel-related costs from non-cash stock-based compensation with performance conditions contingent upon the closing of the reverse merger and increased professional services fees in preparation of the reverse merger and becoming a public company.
•
In-process research and development: In-process research and development expense was $18.9 million in connection with the reverse merger.
•
Other non-operating expenses: Other expenses were $21.9 million compared to $0.7 million for the prior year. The Company incurred a non-cash fair value charge of $15.3 million in connection with converting debt into equity, $3.7 million in interest expense and a $3.3 million non-cash warrant expense in connection with fundraising.
•
Net loss: The Company reported a net loss of $63.4 million, or $12.87 per basic and diluted share, compared to a net loss of $11.8 million, or $2.71 per basic and diluted share for the prior year. The increase was due to lower revenue due to research studies concluded in 2022, higher operating expenses as discussed above, change in fair value in converting debt into shares of common stock and interest expense on the convertible notes.

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on Twitter, LinkedIn and Facebook.

KVA12123 (formerly referred to as KVA12.1) is expected to be a differentiated VISTA blocking immunotherapy to address the problem of immunosuppression in the tumor microenvironment. It is a fully human engineered IgG1 monoclonal antibody that was designed to bind to VISTA through a unique epitope. KVA12123 may be an effective immunotherapy for many types of cancer including NSCLC (lung), colorectal, renal cell carcinoma, head and neck, and ovarian. These initial target indications represent a significant unmet medical need with a large worldwide commercial opportunity for KVA12123.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: Kineta’s plans for pre-clinical and clinical studies and projected timelines for the initiation and completion of pre-clinical and clinical trials and other activities; regulatory filings for its product candidates; investor returns; anticipated drug effects in human subjects; and other statements that are not historical in nature. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: the adequacy of Kineta’s capital to support its future operations (including its ability to complete the second tranche of the previously disclosed contemplated private placement) and its ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; Kineta’s ability to identify additional product candidates with significant commercial potential and to expand its pipeline of potential novel immunotherapies for cancer patients; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the impact of public health epidemics affecting countries or regions in which Kineta has operations or does business, such as the COVID-19 pandemic; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; and those risks filed as an exhibit to Kineta’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2022, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

KINETA, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended December 31,
	2022	2021
Revenues:
Licensing revenues	$1,041	$7,883
Grant revenues	912	1,208
Total revenues	1,953	9,091
Operating expenses:
Research and development	15,928	15,561
General and administrative	8,696	4,623
In-process research and development	18,860	—
Total operating expenses	43,484	20,184
Loss from operations	(41,531)	(11,093)
Other (expense) income:
Interest expense (with related parties $1,659 for the year ended December 31, 2022 and $893 for the year ended December 31, 2021)	(3,737)	(1,293)
Change in fair value measurement of notes payable	(15,280)	(1,142)
Warrant expense	(3,309)	—
Gain on extinguishments of debt, net	341	1,719
Other (expense) income, net	63	(8)
Total other expense, net	(21,922)	(724)
Net loss	$(63,453)	$(11,817)
Net loss attributable to noncontrolling interest	(45)	—
Net loss attributable to Kineta, Inc.	$(63,408)	$(11,817)
Net loss per share, basic and diluted	$(12.87)	$(2.71)
Weighted-average shares outstanding, basic and diluted	4,926	4,358

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31,
	2022	2021
	(in thousands)
Cash	$13,143	$11,144
Total current assets	13,600	11,217
Working capital (deficit)	2,113	(3,161)
Total assets	17,435	13,353
Total debt	748	19,440
Total stockholders' equity (deficit)	4,570	(11,949)

FOR FURTHER INFORMATION, PLEASE CONTACT:

Kineta, Inc. :

Jacques Bouchy

EVP Investor Relations & Business Development

+1 206-378-0400

jbouchy@kineta.us

Investor Relations:

John Mullaly

LifeSci Advisors, LLC

jmullaly@lifesciadvisors.com

Source: Kineta, Inc.